Exhibit 3.63

CERTIFICATE OF INCORPORATION

OF

HEALTHSOUTH of Charleston, Inc.

FIRST: The name of the Corporation is HEALTHSOUTH of Charleston, Inc.

SECOND: The Corporation shall have perpetual duration.

THIRD: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

FOURTH: The nature of the business or purposes to be conducted or promoted

(a) To engage in the business of providing comprehensive rehabilitation and clinical healthcare services on an ambulatory and inpatient basis in rehabilitation clinics and hospitals to the general public through the provision of physician services, physical therapy, social and/or psychological, respiratory therapy, cardiac rehabilitation, pulmonary rehabilitation, occupational therapy, speech pathology, prosthetic and orthotic devices, nursing care, drugs and biologicals, supplies, appliances and equipment and other services and to do any and all things necessary and appropriate to carry out such business effectively, including, without limitation, the owning, leasing, management and operation of medical facilities and other physical properties, either directly or indirectly, or in concert with others.

(b) To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FIFTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares, consisting of 1,000 shares of Common Stock, par value $.01 per share.

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the liability or alleged liability, of any Director for, or with respect to, any acts or omissions of such director occurring prior to such amendment or repeal.

The undersigned, being the sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate and does hereby declare and certify that the facts stated herein are true, and accordingly does hereunto sign this Certificate of Incorporation this 1st day of November, 1991.

/s/ William W. Horton
William W. Horton

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